EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 25, 2005 accompanying the financial statements of SCOLR Pharma, Inc. appearing in the 2004 Annual Report of SCOLR Pharma, Inc. to its shareholders included in the Annual Report on Form 10-KSB for the year ended December 31, 2004 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON LLP

Seattle, Washington

October 27, 2005